CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Manager Directed Portfolios and to the use of our report dated May 26, 2021 on the financial statements and financial highlights of Pemberwick Fund, a series of shares of beneficial interest in Manager Directed Portfolios. Such financial statements and financial highlights appear in the March 31, 2021 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania
July 27, 2021